Exhibit j(2)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 53 to the Registration Statement No. 811-2933 on Form N-1A of Fidelity Beacon Street Trust, of our report dated December 7, 2001 appearing in the Annual Report to Shareholders of Fidelity Advisor Tax Managed Stock Fund for the period ended October 31, 2001.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts

December 21, 2001